Exhibit 99.1

NEWS RELEASE

Contact:	Barry Sievert
Senior Director, Investor Relations
(214) 303-3437

DEAN FOODS COMPANY REPORTS FIRST QUARTER RESULTS
Company Reports First Quarter GAAP Earnings from Continuing Operations of $0.37 Per Share,
Adjusted Earnings of $0.40 Per Share
Company Reaffirms Full Year Guidance of $2.10 to $2.15 Per Share
Board of Directors Approves Additional $300 Million Share Repurchase Authorization
     DALLAS, May 3, 2006 — Dean Foods Company (NYSE: DF) today announced that the Company earned $0.37 per diluted share from continuing operations for the quarter ended March 31, 2006, compared with $0.33 per diluted share from continuing operations in the first quarter of 2005. Net income from continuing operations for the first quarter totaled $52.8 million, compared with $51.1 million in the prior year first quarter.
     On an adjusted basis (as defined below), diluted earnings per share were $0.40, an increase of 8% from $0.37 in last year’s first quarter. Adjusted net income for the first quarter was $56.3 million, versus $56.9 million reported in the first quarter of 2005.
     “Both the Dairy Group and WhiteWave Foods performed well in the first quarter,” said Gregg Engles, chairman and chief executive officer. “Our Dairy Group again outpaced the industry, growing fluid milk volumes by 3.4%. Sales of our key brands at WhiteWave Foods continue to grow at a robust pace, and our supply chain initiatives are driving significant operational improvements.”
     Net sales for the first quarter totaled $2.6 billion, an increase of 1% over the first quarter of 2005, due to strong sales growth at the Dairy Group and WhiteWave Foods, partially offset by the pass through of lower dairy commodity costs.
     Consolidated operating income from continuing operations in the first quarter totaled $137.0 million versus $125.9 million in the first quarter of 2005. Operating margin for the first quarter was 5.3%, as compared to 4.9% in the first quarter of the prior year. Adjusted first quarter operating income totaled $142.9 million, an increase of 5.5% from $135.4 million in the first quarter of 2005. The adjusted first quarter operating margin was 5.5%, up 23 basis points versus the first quarter last year.
     Long-term debt at March 31, 2006 was approximately $3.5 billion, including $170 million due within one year that is reported as part of current liabilities. As of March 31, 2006, approximately $552 million of the Company’s senior credit facility was available for future borrowings.
SEGMENT RESULTS
     Dairy Group net sales increased $12 million to $2.20 billion in the first quarter of 2006. The sales increase was due to a 3.4% increase in fluid milk volumes that was partially offset by the pass through of lower dairy commodity costs to our customers. The first quarter Class I mover, which is an indicator of the Company’s raw milk costs, averaged $13.08 per hundred-weight, a 14% decrease from the same period in 2005. Class II butterfat prices averaged $1.37 per pound in the first quarter, 22% lower than the first quarter of 2005.
     Dairy Group segment operating income in the first quarter was $152.7 million, an increase of 3% year-over-year. Dairy Group operating margin increased 15 basis points to 6.9% of sales. Segment operating income growth was driven by increased fluid milk volumes and operational efficiencies resulting from ongoing plant rationalization activities.
     WhiteWave Foods reported first quarter net sales of $307 million, an 8% increase compared to first quarter 2005 net sales of $285 million. The increase was driven by strong sales growth in the branded portfolio, particularly in our Silk, Horizon Organic, and International Delight brands.
     Segment operating income in the first quarter for WhiteWave Foods was $26.1 million, with operating margins of 8.5%, compared to $12.9 million, and operating margins of 4.5% in the prior year first quarter. Segment operating income increased due to strong sales growth and increased operational efficiencies that were partially offset by higher organic milk, sugar and energy costs.
     Corporate and Other sales were $83 million in the first quarter of 2006, 5% lower than in the same period of the prior year. Corporate and Other operating loss was $36.0 million, $10 million higher than the first quarter of 2005. The increase in operating loss is due to increased corporate expenses related to higher employee benefit and retirement costs and lower operating income contribution from Leche Celta.
RECENT EVENTS
•	On April 27, 2006 Jack F. Callahan Jr. was named Executive Vice President and Chief Financial Officer of Dean Foods, reporting directly to Gregg Engles, Chairman and Chief Executive Officer. He

is expected to begin his tenure at Dean in May. Previously, Mr. Callahan served as Senior Vice President of Corporate Strategy and Development at PepsiCo, where he oversaw all corporate strategy and merger and acquisition activity.

•	During the first quarter of 2006, the Company made open market purchases of its common stock totaling 400,000 shares for a total cost of $15 million. Today, the Board of Directors increased the Company’s repurchase authorization by an additional $300 million. Including this new authorization, the Company has a total of $303 million remaining under its repurchase authorizations.

•	Beginning in the first quarter of 2006, the Company has adopted the provisions of FAS 123(R) related to the expensing of stock-based compensation on a retroactive basis. Historical financial results have been restated to include stock option expenses. On a GAAP basis, restated diluted earnings per share from continuing operations for 2005 are $1.65, an increase of 28% over $1.29 in 2004. Restated adjusted diluted earnings per share for 2005 are $1.82, an increase of 22% over $1.49 in 2004.
OUTLOOK FOR THE REMAINDER OF 2006
     “Although rising fuel prices are a concern, volume trends are strong in the Dairy Group and dairy commodity prices are trending favorably. At WhiteWave Foods, we expect continued strong sales trends throughout the year. However, commodity costs in organic milk, energy, and sugar have increased,” said Engles. “Balancing the benefits of a favorable dairy commodity environment against increased commodity costs throughout much of our WhiteWave Foods business, we are leaving our full year guidance unchanged with expectations for $2.10 to $2.15 earnings per share. For the second quarter, we are expecting earnings of approximately $0.52 to $0.54 per share.”
COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION
     The adjusted financial results contained in this press release are from continuing operations and are adjusted to eliminate the net expense or net gain related to the items identified below. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as company management. Because the Company cannot predict the timing and amount of charges associated with non-recurring items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. These costs are not recorded in any of the Company’s operating segments. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP numbers may be different than similar measures used by other companies. A full reconciliation table between earnings per share for the three month periods ended March 31, 2006 and March 31, 2005 calculated according to GAAP and on an adjusted basis is attached.
          For the quarter ended March 31, 2006, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing, reorganization and non-recurring charges:
a)	$2.7 million charge ($1.7 million net of income tax) related to Dairy Group facility closings and restructurings, including the closing of our Union, NJ plant,

b)	$1.7 million charge ($1.0 million net of income tax) related to reorganization and consolidation activities at WhiteWave Foods, and

c)	$1.4 million charge ($0.9 million net of income tax) related to the restructuring of Leche Celta’s operations.
          For the quarter ended March 31, 2005, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing, reorganization, and non-recurring charges:
a)	$3.7 million charge ($2.2 million net of income tax) primarily related to previously announced Dairy Group facility closings and restructurings, and

b)	$5.8 million charge ($3.5 million net of income tax) related to the reorganization and consolidation of WhiteWave Foods, and severance payments made to a former employee.
CONFERENCE CALL WEBCAST
     A webcast to discuss the Company’s financial results and outlook will be held at 9:00 a.m. ET today and may be heard live by visiting the “Webcasts” section of the Company site at www.deanfoods.com.
ABOUT DEAN FOODS
     Dean Foods Company is one of the leading food and beverage companies in the United States. Its Dairy Group division is the largest processor and distributor of milk and other dairy products in the country, with products sold under more than 50 familiar local and regional brands and a wide array of private labels. The Company’s WhiteWave Foods subsidiary markets and sells a variety of well-known dairy and dairy-related products, such as Silk® soymilk, Horizon Organic® milk and other dairy products and International Delight® coffee creamers. WhiteWave Foods’ Rachel’s Organic® brand is the largest organic milk brand and second largest organic yogurt brand in the United Kingdom. Dean Foods is also one of the largest processors and distributors of fluid milk in Spain and Portugal.
FORWARD-LOOKING STATEMENTS
Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, projected sales, operating income, net income and earnings per share. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The Company’s ability to meet targeted financial and operating results, including targeted sales, operating income, net income and earnings per share depends on a variety of economic, competitive and governmental factors, including raw material costs, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. The Company’s ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of the Company’s products. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.
(Tables to follow)
# # #

DEAN FOODS COMPANY
(Dollars in thousands, except per share data)

	GAAP		ADJUSTED [A]
	Three Months Ended		Three Months Ended
	March 31,		March 31,
	2006	2005	2006	2005
Net sales	$2,591,968	$2,561,751	$2,591,968	$2,561,751
Cost of sales	1,936,464	1,948,455	1,936,464	1,948,455

Gross profit	655,504	613,296	655,504	613,296

Operating costs and expenses	512,624	477,917	512,624	477,917
Facility closings, reorganization costs and other	5,837	9,463	—	—

Operating income	137,043	125,916	142,880	135,379

Interest expense	50,215	41,035	50,215	41,035
Other (income) expense	73	(110)	73	(110)

Income from continuing operations before income taxes	86,755	84,991	92,592	94,454
Income taxes	33,963	33,858	36,248	37,551

Income from continuing operations	52,792	51,133	56,344	56,903
Income from discontinued operations, net of tax	—	10,336	—	—

Net income	$52,792	$61,469	$56,344	$56,903

Basic earnings per share:
Income from continuing operations	$0.39	$0.34	$0.42	$0.38
Income from discontinued operations	—	0.07	—	—

Net income	$0.39	$0.41	$0.42	$0.38

Basic average common shares (000’s)	135,170	149,822	135,170	149,822

Diluted earnings per share:
Income from continuing operations	$0.37	$0.33	$0.40	$0.37
Income from discontinued operations	—	0.06	—	—

Net income	$0.37	$0.39	$0.40	$0.37

Diluted average common shares (000’s)	142,410	155,663	142,410	155,663

[A]	Adjusted results differ from results reported under GAAP by excluding income and expense related to discontinued operations, facility closings and reorganizations. More information about these items is included in the earnings release under the heading “Comparison of Adjusted Information to GAAP Information.”

DEAN FOODS COMPANY
Earnings Per Share Summary and Reconciliation

	Three Months Ended
	March 31,
	2006	2005
GAAP diluted earnings per share from continuing operations	$0.37	$0.33

Adjustments:
Facility closings, reorganization costs and other	0.03	0.04

Adjusted diluted earnings per share	$0.40	$0.37

Segment Information
(Dollars in thousands)

	Three Months Ended March 31,
	2006	2005
Net sales
Dairy Group	$2,202,067	$2,189,774
WhiteWave Foods Company	306,975	284,797
Corporate / Other	82,926	87,180

Total	$2,591,968	$2,561,751

Segment operating income (loss)
Dairy Group	$152,748	$148,606
WhiteWave Foods Company	26,097	12,925
Corporate / Other	(35,965)	(26,152)

Subtotal	142,880	135,379
Facility closings, reorganization costs and other	(5,837)	(9,463)

Total operating income	$137,043	$125,916

DEAN FOODS COMPANY
Condensed Balance Sheet
(Dollars in Thousands)

	March 31,	December 31,
ASSETS	2006	2005

Cash and cash equivalents	$28,341	$25,120
Other current assets	1,387,831	1,451,848

Total current assets	1,416,172	1,476,968

Property, plant & equipment	1,881,118	1,874,486

Intangibles & other assets	3,717,868	3,699,430

Total Assets	$7,015,158	$7,050,884

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities, excluding debt	$846,334	$1,029,087

Total long-term debt, including current portion	3,474,729	3,436,835

Other long-term liabilities	704,504	682,749

Stockholders’ equity:
Common stock	1,362	1,342
Additional paid-in capital	944,923	922,791
Retained earnings	1,056,805	1,004,013
Other comprehensive income	(13,499)	(25,933)

Total stockholders’ equity	1,989,591	1,902,213

Total Liabilities and Stockholders’ Equity	$7,015,158	$7,050,884

DEAN FOODS COMPANY
Condensed Statement of Cash Flows
(Dollars in Thousands)

	Three Months Ended March 31,
Operating Activities	2006	2005
Net income	$52,792	$61,469
Income from discontinued operations	—	(10,336)
Depreciation and amortization	57,229	54,226
Deferred income taxes	38,244	12,281
Share-based compensation	9,391	8,491
Changes in current assets and liabilities	(136,691)	41,488
Other	1,921	(424)

Net cash provided by continuing operations	22,886	167,195
Net cash provided by discontinued operations	—	31,083

Net cash provided by operating activities	22,886	198,278

Investing Activities
Additions to property, plant and equipment	(60,500)	(63,883)
Cash outflows for acquisitions	(9,760)	(1,702)
Proceeds from sale of fixed assets	1,838	3,364

Net cash used in continuing operations	(68,422)	(62,221)
Net cash used in discontinued operations	—	(2,725)

Net cash used in investing activities	(68,422)	(64,946)

Financing Activities
Proceeds from the issuance of debt	73,788	30,627
Repayment of debt	(37,792)	(182,273)
Issuance of common stock, net	5,438	14,760
Redemption of common stock	(15,357)	—
Tax savings on equity compensation	22,680	5,245
Other	—	(31)

Net cash provided by (used in) continuing operations	48,757	(131,672)
Net cash used in discontinued operations	—	(46)

Net cash provided by (used in) financing activities	48,757	(131,718)

Increase in cash and cash equivalents	3,221	1,614
Beginning cash balance	25,120	27,407

Ending cash balance	$28,341	$29,021